UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

(RULE 14a-101)

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Filed by a Party other than the Registrant	☒

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

NOBLE ROMAN’S, INC.
(Name of Registrant as Specified In Its Charter)

BT BRANDS, INC.
GARY COPPERUD
KENNETH BRIMMER
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.
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Press Release

CONTACT FOR FURTHER INFORMATION:

KENNETH BRIMMER 612-229-8811

BT BRANDS FILES LAWSUIT AGAINST NOBLE ROMAN AND ITS DIRECTORS

August 3, 2023 - West Fargo, North Dakota - BT Brands, Inc. (NASDAQ: BTND), in an important step in its effort to achieve a fair vote for Noble Roman shareholders, together with CEO Gary Copperud, on August 2, 2023, filed a lawsuit in Federal Court for the Southern District of Indiana (the “Court”) naming Noble Roman’s, Inc. (“NROM” or the “Company”) and its directors as Defendants.  The suit alleges that the Company and its directors violated federal law in omitting material information from its Definitive Proxy Statement, that the Company and its directors have violated their fiduciary duties in attempting to prevent BT Brands’ nomination of Mr. Copperud, frustrating the expressed will of an overwhelming number of shares. The lawsuit notes that Mr. Copperud was recognized as an approved candidate for election as a director at the July 6, 2023 Noble Roman annual meeting of stockholders, which was rescheduled for August 10, 2023. A recent tabulation of votes shows shareholders favor Gary Copperud, BT Brands, Inc.’s nominee, leading Scott Mobley, NROM’s nominee, by several million votes representing nearly a 3.5:1 margin of potential victory.  Also, today, BT Brands and Mr. Copperud together filed a motion requesting the Court to order the Company and its directors to hold an annual meeting at which Mr. Copperud’s nomination will be duly considered, the votes in his favor counted, and the results of the shareholders’ directive respected.

Owning a combined stake of more than 8% of NROM shares, BT Brands nominated Mr. Copperud to serve as a director of NROM to add a fresh perspective to its board, including reviews of policies concerning executive compensation and corporate borrowing. In a move made after it became clear that Mr. Copperud would defeat Mr. Scott Mobley, just nine days prior to the original shareholder annual meeting date, NROM declared that, despite initially enabling and recognizing Mr. Copperud’s nomination, the nomination was deemed to be not in compliance with Noble Roman’s bylaws and therefore, the nomination would not be considered as valid because BT Brands’ and Mr. Copperud’s shares were held in brokerage accounts in “street name” rather than in certificate form under a separate listing on the transfer agent’s shareholder list. Preliminary voting results show that steps to disqualify Mr. Copperud, frustrating the shareholders’ overwhelming desire to inject fresh ideas onto the board have not damped the shareholders’ desire to choose Mr. Copperud to replace Mr. Mobley. As stated publicly, BT Brands expects to continue investigating, including seeking documents required to be produced under Indiana law, NROM’s actions and exploring all available remedies under Indiana and Federal law. As Mr. Copperud noted, “We are advocating for all shareholders in seeking fairness in the process; providing shareholders the opportunity to have their voices heard.”

Important Information

We remind shareholders that voting in the 2023 annual meeting of shareholders of NROM is ongoing, and notwithstanding BT Brands’ continuing efforts to overturn NROM’s disqualification of Mr. Copperud as a nominee for director, it is possible that we may not be successful. We advise shareholders that they remain eligible to vote in NROM’s annual meeting and that they should continue to vote on the BLUE proxy in support of Mr. Copperud.

About BT Brands, Inc.: BT Brands, Inc. (Nasdaq: BTBD and BTBDW) owns and operates a fast-food restaurant chain called Burger Time, with locations in North and South Dakota and Minnesota. In addition, the Company owns the Pie In The Sky Coffee and Bakery in Woods Hole, Massachusetts, the Village Bier Garten in Cocoa, Florida, and Keegan’s Seafood Grille near Clearwater, Florida. BT Brands is seeking acquisitions within the restaurant industry.

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Forward-Looking Statements

This press release may contain statements that might be considered forward-looking statements or predictions of future operations. Such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on management’s belief or interpretation of information currently available. These statements and assumptions involve certain risks and uncertainties. Actual events may differ from these expectations as a result of the risks identified from time to time in our filings with the Securities and Exchange Commission. We assume no duty to update these statements as of any future date.

Investor Contact for more information:

InvestorCom LLC

John Glenn Grau, 203-972-9300

info@investor-com.com

If you have any questions, require assistance with voting your proxy card, or need additional copies of proxy material, please get in touch with InvestorCom LLC.

InvestorCom LLC

19 Old Kings Highway S., Suite 130

Darien, CT 06820

proxy@investor-com.com

(203) 972-9300 or (877) 972-0090

Thank you for your attention and support.

Sincerely,

BT Brands, Inc.

Kenneth Brimmer

Chief Operating Officer | 612-414-5104 | kbrimmer@itsburgertime.com

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